EXHIBIT 99.3

Terra Tech Corp. Issues Letter to Shareholders

Irvine, CA – March 15, 2019 - Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically integrated cannabis-focused agriculture company, today issued a letter to shareholders from its Chairman and CEO, Derek Peterson.

Dear fellow shareholders,

In all candor, let me open by saying that 2018 was a challenging year for the Company. We navigated a plethora of major regulatory changes, managed multiple construction projects as well as several operational hurdles, all while dealing with litigation issues. Most impactful is that the Company had limited IVXX® wholesale revenue throughout the year and most of the sales came through our Blüm™ retail stores. With the new regulations implemented in the California marketplace, we needed to shut down and rebuild our cultivation and manufacturing infrastructure within the state to bring operations up to compliance. These rebuilds left us with unplanned, one- time expenses and without the ability to capture sales in the wholesale market throughout 2018. We feel all of these issues combined weighed on the Company while ultimately affecting our value in the public markets. The good news is the worst is behind us and the best is ahead.

Currently management believes there is a sizable disconnect between the Company's true value and the current market cap and that we are better served leveraging our balance sheet to fuel growth, rather than accessing the capital markets on a regular basis. Terra Tech is engaged in a fundamental restructuring to improve profitability and build value for our shareholders. With that in mind the Company is now shifting to putting an emphasis on pursuing profit enhancement. Management has conducted a substantial review of the Company’s assets and their respective performance in conjunction with an in-depth analysis of the competitive climate within the U.S. While we may not become the largest player in the U.S. market at this juncture, we have the opportunity to become one of the healthiest. In response to our current positioning Terra Tech has developed a focused list of material corporate goals for 2019 and 2020.

Company Strategy

While Terra Tech was originally focused on covering multiple markets within the U.S. there has been a stream of well-capitalized competitors entering the marketplace. With that being said, we are now positioning the Company to primarily focus on California for further expansion. Not only is California the 5th largest economy in the world, and arguably the largest cannabis market in the U.S., it is also the core of our Company. We are seeing more attractive organic permitting opportunities coupled with more reasonable valuations for mergers and acquisitions within the State. We have a strong political, reputational and operational nexus within California that we can effectively leverage with a sizable non-dilutive capital infusion from the sale of some non-core assets.

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We have finished all material construction expenses at our Oakland and Nevada cultivation and manufacturing facilities and have several operations in various stages of development that will add to the Company’s revenue in 2019 and 2020. In addition, the Company is now selling wholesale cannabis in Nevada and concentrates are soon to follow. We have limited construction expenses for the remainder of 2019 and our focus is now on bringing all current projects through the final stages of permitting and opening. The Company expects to establish a branded delivery service and focus on creating pop-up retail experiences at multiple venues throughout California. Delivery requires limited start-up capital and no additional permitting. Special events are a great opportunity to create brand awareness and establish sales venues at concerts, festivals and other social events.

With the existing permits we hold, we believe we can grow top line revenue to a $63.3M run rate by Q4 2019, while executing on our plan to focus on generating positive cash flow. The following table shows projected run rate by Q4 2019 assuming additional revenue from the sources indicated below. These operations will be coming online at different stages throughout 2019.

Projected Run Rate
TRTC 2018 Revenue:	$31.3M
New 2019 Operations Revenue:
Blüm Santa Ana Dyer	$10.0M
Blüm San Leandro*	$5.0M
Hegenberger Cultivation	$3.5M
West Grand Cultivation	$2.5M
Nevada Cultivation	$4.5M
Nevada Manufacturing	$3.5M
Delivery	$2.0M
Special Events	$1.0M
Q4 2019 Rev Run Rate Total:	$63.3M

*Assumes adult-use sales at Blüm San Leandro.

Below outlines the goals and objectives the Company has set for itself in 2019:

•	Increase Gross Margin to 45%

•	Meaningful EBITDA improvement

•	Achieve a $63.3 Million revenue run rate within Q4 2019

•	Cease accessing the capital markets by the end of the first half of 2019 to fund CapEx and OpEx

•	Streamlining operations and headcount to mitigate operational burn

•	Enhance corporate governance

•	Better stockholder communication as management achieves milestones

•	Launch Branded Delivery

•	Establish a Pop-Up Retail experience

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Capitalization

We believe that the stock market has over-corrected to a single year's performance, so management has looked at ways to enhance our potential for the creation of shareholder value going forward. In Q2 2019, the Company intends on taking one more approximately $5 million tranche of the $40M financing it signed in March of 2018. Currently, we are exploring strategic alternatives for certain operational and non-operational assets in both Nevada and California. We are confident we can get a better return on our invested capital by redeploying assets. We’re working with financial advisors to identify locations or permits that can generate non-dilutive capital that can be reinvested in strategic locations to produce greater returns. We have identified multiple opportunities that appear to be a more accretive use of capital. Our intention is to fulfill a final round of funding and to complete the sale of certain non-core assets and freeze additional funding for at least 12 months or until the stock price makes a material recovery.

Corporate Governance

Our corporate governance practices encourage substantial independent leadership in our boardroom and provide our shareholders with an essential voice. The Company has worked diligently on advancing our corporate governance standards. Historically, management has implemented best practices by structuring Audit, Compensation and other internal committees chaired by our independent directors, up-listing to the OTC QX, and converting our Series B Preferred Stock to Common shares to level the playing field and to align management's interests with those of our shareholders. As an accelerated filer, our audit team has worked diligently to meet the stringent filing timelines of our 10Q's and 10K's. We achieved Sarbanes Oxley "SOX 404" compliance in all material respects by having effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. This was a sizable undertaking for a small company but a necessary step in order to be eligible to potentially trade on a national exchange. Our goal is to continue to increase and implement strong corporate governance and internal best practices.

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In Closing

Terra Tech was the first vertically integrated, plant touching public company in the world and we have been a pioneer in the cannabis industry since 2010. We have worked diligently in the media, through political leadership and fundraising to end cannabis prohibition and to help legalization take root. We are confident that with our strategy selection and focused execution we can continue to build significant, identifiable retail and wholesale brands in what we believe is the most significant market in the world. We are not trying to be the biggest; we are working on being the best!

Thank you for your continued support,

Derek Peterson

Chairman and CEO

Terra Tech Corp.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its multiple California and Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm visit: http://letsblum.com

Follow us on Instagram @Letsblum

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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